Exhibit 3.961
ARTICLES OF INCORPORATION
OF
THOMAS DISPOSAL SERVICE, INC.
     We, the undersigned, being natural persons of the age of twenty-one (21) years or more and subscribers to the shares of the corporation to be organized pursuant hereto, for the purposes of forming a corporation under “The General and Business Corporation Law of Missouri” do hereby adopt the following Articles of Incorporation:
ARTICLE I
     The name of the corporation is: THOMAS DISPOSAL SERVICE, INC.
ARTICLE II
     The address, including street and number of the corporation’s initial registered office in this state is: 17 West Kansas Street, Liberty, Missouri, and the name of its initial registered agent at such address is: THOMAS E. ALLEN.
ARTICLE III
     The aggregate number of shares which the corporation shall have authority to issue shall be Thirty Thousand (30,000) shares of common stock of the par value of One Dollar ($1.00) per share and, there shall be no preferences, qualifications or limitations whatsoever, nor any special or relative rights in respect to the shares, except such transfer restrictions as the shareholders may from time to time ratify.
ARTICLE IV
     The number of shares to be issued before the corporation shall commence business is Five Hundred (500) of the One Dollar ($1.00) par value capital stock having a total value of Five Hundred Dollars ($500.00) which has been paid up in property and lawful money of the United States.
ARTICLE V
     The name and place of residence of each incorporator is as follows:

Name	Street	City
Stan Thomas, Jr.	1136 Southview Drive	Liberty, Missouri 64068

Margaret Thomas	1136 Southview Drive	Liberty, Missouri 64068

Patrick A. Thomas	1136 Southview Drive	Liberty, Missouri 64068
ARTICLE VI
     The number of Directors to be elected at the first meeting of the shareholders is three (3).
ARTICLE VII
     The duration of the corporation is perpetual.
ARTICLE VIII
     The corporation is formed for the following purposes:
A.	To engage in the business of collecting, transporting, and disposing of waste, debris and other disposable items, and to employ, contract, lease, operate and perform any and every act necessary or incidental to a disposal service business.

B.	To buy, utilize, lease, rent, import, export, franchise, operate, manufacture, produce, design, prepare, assemble, fabricate, improve, develop, sell, lease mortgage, pledge, hypothecate, distribute and otherwise deal in, at wholesale, retail or otherwise, and as principal, agent or otherwise, all commodities, goods, wares, merchandise, devices, apparatus, equipment and all other personal property whether tangible or intangible, of every kind, without limitation as to description, location or amount.

C.	To enter into any lawful contract or contracts with persons, firms, corporations, other entities, governments or any agencies or subdivision thereof, including guaranteeing the performance of any contract or any obligation of any person, firm, corporation or other entity.

D.	To purchase and acquire, as a going concern or otherwise, and to carry on, maintain and operate all or any part of the property or business of any corporation, firm, association, entity, syndicate or persons whatsoever, deemed to be of benefit to the corporation, or of use in any manner in connection with any of its purposes; and to dispose thereof upon such terms as may seem advisable to the corporation.

E.	To invest, lend and deal with moneys of the corporation in any lawful manner, and to acquire by purchase, by the exchange of stock or other securities of the corporation, by subscription or otherwise, and to invest in to hold for investment or for any other purpose, and to use, sell, pledge or otherwise dispose of, and in general to deal in any interest concerning, or enter into any transaction with respect to (including “long” and “short” sales of) any stocks, bonds, notes, debentures, certificates, receipts and other securities and obligations of any government, state, municipality, corporation, association or other entity, including individuals and partnerships and, while owner thereof, to exercise all of the rights, powers and privileges of ownership, including, among other things, the right to vote thereon for any and all purposes and to give consents with respect thereto.

F.	To borrow or raise money for any purpose of the corporation and to secure any loan, indebtedness or obligation of the corporation and the interest accruing thereon, and for that or any other purpose, to mortgage, pledge, hypothecate or change all or any part of the present or hereafter acquired property, rights and franchises of the corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law.

G.	To do any or all of the things hereinabove enumerated, alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

H.	To have one or more offices, to conduct its business, carry on its operations and promote its objects within and without the State of Missouri, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, in foreign countries and anywhere in the world, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any and all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others.

I.	It is intended that each of the purposes and powers specified in each of the paragraphs of this ARTICLE VIII shall in no way be limited or restricted by reference to or inference from the terms of any other paragraph, but that the purpose and powers specified in each of the paragraphs of this ARTICLE VIII shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this ARTICLE VIII shall not be construed to restrict in any manner the general purposes and powers of this corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of purposes and powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which this corporation has power to exercise, whether expressly by the laws of the State of Missouri, now or hereafter in effect, or implied by any reasonable construction of such laws.

/s/ Stan Thomas, Jr.

/s/ Margaret Thomas

/s/ Patrick A. Thomas

STATE OF MISSOURI	)
) ss.
COUNTY OF CLAY	)
     On this 22nd day of August, 1975, before me personally appeared Stan Thomas, Jr., Margaret Thomas and Patrick A. Thomas who first being duly sworn on oath and to me known to be the persons described in and who executed the foregoing Articles of Incorporation, stated that they had executed the same of their own free act and deed as incorporators, and that the statements contained therein are true.

/s/ [ILLEGIBLE]
Notary Public

My commission expires August 13, 1977.
FILED AND CERTIFICATE OF
INCORPORATION ISSUED

AUG 25 1975

Corporation, Dept. SECRETARY OF STATE